Exhibit 99.p(5)

INVESCO PLC

CODE OF CONDUCT

INTRODUCTION

Our company’s Core Purpose and Mission are a logical beginning point for our Code of Conduct:

INVESCO is committed to “Helping People Worldwide Build Their Financial Security”.  That Core Purpose underlies our Mission, which is to deliver superior investment performance worldwide.  Over the years, INVESCO has developed a set of values that will continue to help us achieve our Core Purpose and Mission.  Our values include:

•      Working with integrity

•      Respecting our employees and clients

•      Empowering people

This Code of Conduct (“Code of Conduct” or “Code”) has been created to assist us in accomplishing our Core Purpose and Mission.  It contains a number of policies and standards which, when taken together, are designed to help define the essence of the conduct of an INVESCO representative.  These policies and standards are also intended to provide guidance to INVESCO personnel in fulfilling their obligations to comply with applicable laws, rules and regulations.  This Code of Conduct applies to all officers and other employees of INVESCO and its subsidiaries (collectively, “Covered Persons”). These standards are neither exclusive nor complete.  Additional company policies and rules can be found in the company’s Intranet site, and others may be published to company personnel from time to time.  Covered Persons are required to comply with all applicable laws, rules and regulations, whether or not specifically addressed in these policies.  For additional guidance, or if you have questions regarding the existence, interpretation or application of any law, rule or regulation, please contact your supervisor, the General Counsel of your business unit or division, or the INVESCO General Counsel.

Our culture is based upon a set of shared values and principles.  These include working with integrity and commitment to our clients, colleagues and communities.  In practice, this means that our clients’ interests must always come first, that Covered Persons should treat each other with respect and consideration, and that INVESCO should participate as a responsible corporate citizen in every community in which it operates. This commitment is a vital part of our achieving our principal responsibility as a publicly-held company: producing a fair return on our shareholders’ capital.

This Code of Conduct contains broad and general principles that supplement the specific policies, procedures and training within each business unit of INVESCO.

YOUR RESPONSIBLITIES

One person’s misconduct can damage our entire company’s hard-earned reputation and compromise the public’s trust in the company.  Every Covered Person should therefore become familiar with this Code and abide strictly by its provisions.  In brief:

•      It is your responsibility at all times to comply with the law and behave in an ethical manner.

•      This Code cannot anticipate every possible situation or cover every topic in detail.  The company has established special policies to address specific subjects and will update this Code and those specific policies from time-to-time.  If you are unclear about a situation, stop and ask for guidance before taking action.

•      Failure to obey laws and regulations violates this Code and may expose both you and the company to criminal or civil sanctions.  Any violation of this Code or other company policies may result in disciplinary action, up to and including termination of employment.  The company may also seek civil remedies from you and even refer criminal misconduct to law enforcement agencies.

•      You are responsible for reporting possible violations of this Code to the company (see below).

•      If you have a question about a topic covered in this Code or a concern regarding any conduct, please speak with your supervisor or with an appropriate member of the Legal & Compliance Department.

•      If you are aware of a violation and are uncomfortable speaking with any of these people or wish to remain anonymous, you may call the toll-free INVESCO Compliance Reporting Line (the “Compliance Reporting Line”). If you are calling from a U.S. or Canadian location dial 1-866-7-3627. For calls from all other locations, dial an international operator and request a collect call to 1-704-943-1136. When asked for your name use “INVESCO.” (See further details below.)

•      If you are an attorney or an executive officer of the company, you may have additional reporting or other obligations under specific rules applicable to you, such as the Policy for Reporting by Attorneys Employed by INVESCO PLC and its Subsidiaries, and you should also comply with such rules.

STATEMENT OF GENERAL PRINCIPLES

INVESCO with its subsidiaries and various divisions operates in a highly-regulated and complex environment.  There are numerous layers of overlapping, and occasionally conflicting, laws, customs and local practices.  This Code of Conduct was designed to provide all of us who are part of the INVESCO group with a clear statement of our firm’s ethical and cultural standards.

We operate in major countries and securities markets throughout the world.  Generally, we serve our clients as fiduciaries.

Fiduciary businesses are generally held to a higher standard of conduct than other businesses, and as such there are special obligations that apply.  The following key duties and principles govern our conduct as fiduciaries:

•      Best interests of clients - As fiduciaries, we have a duty to act with reasonable care, skill and caution in the best interests of our clients, and to avoid conflicts of interest.

•      Global fiduciary standards - INVESCO seeks to maintain the same high fiduciary standards throughout the world, even though those standards may not be legally required, or even recognized, in some countries.

•      Compliance with applicable laws, rules and regulations - We have a duty to comply with the laws, rules and regulations of the jurisdictions in which we operate, and to comply with the terms of our agreements with our clients.

•      Client confidentiality - We must maintain the confidentiality of information relating to the client, and comply with the data protection requirements imposed by many jurisdictions.

•      Information - Clients must be provided with timely and accurate information regarding their accounts.

•      Segregation and protection of assets - Processes must be established for the proper maintenance, control and protection of client assets.  Fiduciary assets must be segregated from INVESCO assets and property.

•      Delegation of duties - Fiduciary duties should be delegated only when the client consents and where permitted by applicable law.  Reasonable care, skill and caution must be exercised in the selection of agents and review of their performance.

•      Client guidelines - INVESCO is responsible for making investment decisions on behalf of clients that are consistent with the prospectus, contract, or other controlling document relating to the client’s account.

•      Relations with regulators - We seek relationships with regulators that are open and responsive in nature.

1.     Compliance with Laws, Rules and Regulations

INVESCO strives to ensure that all activity by or on behalf of INVESCO is in compliance with applicable laws, rules and regulations (“applicable laws”).  Many of these applicable laws are specifically described in this Code of Conduct and in other INVESCO and business unit policies and procedures.  In the conduct of our business, all Covered Persons are required to comply with all applicable laws.

2.     Fair and Honest Dealing

Covered Persons shall deal fairly and honestly with INVESCO’s shareholders, customers, suppliers, competitors and employees.  Covered Persons shall behave in an ethical manner and shall not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

3.     Conflicts of Interest

INVESCO and its Covered Persons must adhere to the highest standards of honest and ethical conduct.  These include, but are not limited to, sensitivity to the existence of a conflict of interest or the appearance of a conflict of interest.  Conflicts of interest can arise in many ways, and we must all be sensitive to those situations in which they are most likely to be present. A conflict of interest exists when a Covered Person’s personal interest interferes, or appears to interfere, in any way with the interests of INVESCO or its clients, or when a Covered Person otherwise takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively.  For example, a conflict of interest would arise if a Covered Person, or a member of his or her family, receives improper personal benefits as a result of his or her position with INVESCO.

All Covered Persons owe a duty of undivided and unqualified loyalty to INVESCO and may not use their positions improperly to profit personally or to assist others in profiting at the expense of the company.  All Covered Persons are therefore expected and required to regulate their activities so as to avoid conflicts of interest.  In addition, Covered Persons shall promptly communicate to the applicable member of the Legal & Compliance Department any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest so that the company and the Covered Person may take steps to minimize the conflict.

Covered Persons shall not take for personal use (or for use by a family member) any business opportunity learned of during the course of serving INVESCO, using INVESCO property or as a result of such individual’s position with INVESCO.  To the extent that an employee or officer learns of a business opportunity that is within INVESCO’s existing or proposed lines of business, the employee or officer should inform his or her supervisor, the divisional or business unit General Counsel, or the Board of Directors, as appropriate, of the business opportunity and refrain from personally pursuing the matter until such time as INVESCO decides to forego the business opportunity.  At no time may any employee or officer utilize any INVESCO property, information or position to generate personal gain or engage or participate in any business that directly competes with INVESCO.

While not all-inclusive, the following examples of outside financial interests will serve to illustrate some of the types of activities that might cause conflicts of interest:

•      Ownership or other interest in or employment by any outside concern which does business with INVESCO.  This does not apply to stock or other investments in a publicly-held company, provided that the stock and other investments do not, in the aggregate, exceed 5% of the outstanding ownership interests of such company.  INVESCO may, following a review of the relevant facts, permit ownership interests which exceed these amounts if management or the Board of Directors, as appropriate, concludes that such ownership interests will not adversely affect INVESCO’s business interests or the judgment of the affected Covered Person.

•      Conducting business, not on behalf of INVESCO, with any INVESCO vendor, supplier, contractor, agency, or any of their directors, officers or employees.

•      Representation of INVESCO by a Covered Person in any transaction in which he or she, or a family member, has a substantial personal interest.

•      Disclosure or use of confidential, special or inside information of or about INVESCO, particularly for personal profit or advantage of the Covered Person or a family member of such person.

•      Competition with INVESCO by a Covered Person, directly or indirectly, in the purchase, sale or ownership of property or services or business investment opportunities.

As described in more detail in Sections 4, 5 and 6 below, acting as an officer or director of an outside organization, personal share dealing, and the use of material non-public information represent additional areas where conflicts can arise and are of particular sensitivity.

In addition to conflicts of interest between the company and its Covered Persons, conflicts of interest may arise between the company and its clients, including investment funds.  Where a Covered Person is trading in securities owned by client accounts, or where a portfolio management team for a hedge fund also manages mutual funds that invest in the same securities, are each examples of situations that may give rise to real or apparent conflicts of interest.  All Covered Persons must follow the procedures in place within their respective divisions and business units and must also be sensitive to the types of situations that can give rise to such conflicts or apparent conflicts.

4.     Outside Activities and Compensation

No Covered Person shall perform work or render services for any competitor of INVESCO or for any organization with which INVESCO does business or which seeks to do business with INVESCO, outside of the normal course of his or her employment with INVESCO, without the prior written approval of the company.  Nor shall any such person be a director, officer, or consultant of such an organization, or permit his or her name to be used in any fashion that would tend to indicate a business connection with such organization, without such approval. Outside organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions.  With the above approval, Covered Persons may receive compensation for such activities.

Service with organizations outside of INVESCO can, however, raise serious regulatory issues, including conflicts of interest and access to material non-public information.

As an outside board member or officer, a Covered Person may come into possession of material non-public information about the outside company or other public companies.  It is critical that a proper information barrier be in place between INVESCO and the outside organization, and that the Covered Person does not communicate such information to other Covered Persons in violation of the information barrier.

Similarly, INVESCO may have a business relationship with the outside organization or may seek a relationship in the future.  In those circumstances, the Covered Person must not be involved in any way in the business relationship between INVESCO and the outside organization.

INVESCO retains the right to prohibit membership by Covered Persons on any board of directors/trustees or as an officer of an outside organization where such membership might conflict with the best interests of the company.  Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if these issues can be satisfactorily resolved.

5.     Personal Share Dealing

Purchasing and selling securities in a Covered Person’s own account, or accounts over which the Covered Person has access or control, can give rise to potential conflicts of interest.  As fiduciaries, we are held to the highest standards of conduct.  Improperly gaining advance knowledge of portfolio transactions, or conducting securities transactions based upon information obtained at INVESCO, can be a violation of those standards.

All personal securities transactions must be pre-cleared unless an exemption is obtained.  Generally, an exemption will be granted only for Covered Persons whose duties do not give them access to information regarding the sale or purchase of, or the recommendation to sell or purchase, securities in any portfolio.  Transactions in certain retirement benefit plans, such as 401(k)s and Money Purchase Plans, and in specified categories of securities, are exempt from pre-clearance.  Every Covered Person must also comply with the specific rules in effect in this area for the Covered Person’s division or business unit.

INVESCO also has policies that specifically cover personal transactions in the shares and American Depositary Shares of the company.  All Covered Persons are obligated to follow those procedures whenever they conduct such transactions.

6.     Information Barriers and Material Non-Public Information

In the conduct of our business, Covered Persons may come into possession of material non-public information.  This information could concern an issuer, a client, a portfolio, the market for a particular security, or INVESCO itself.  The purchase or sale of INVESCO’s securities or the securities of other publicly-traded companies while aware of material nonpublic information about such company, or the disclosure of material nonpublic information to others who then trade in such company’s securities, is prohibited by this Code of Conduct and by United States and other jurisdictions’ securities laws.  INVESCO and its subsidiaries have adopted insider trading policies that apply to all Covered Persons.  All Covered Persons should review the insider trading policies carefully and follow the policies and procedures described therein.  The failure of a Covered Person to comply with the company’s insider trading policy may subject him or her to company-imposed sanctions, up to and including termination for cause, whether or not the failure to comply results in a violation of law.  You should seek the advice of the applicable divisional or business unit General Counsel on any questions regarding this subject and the company’s insider trading policy. All Covered Persons are prohibited from using such information in ways that violate the law, including for personal gain.  Non-public information must be kept confidential, which may include keeping it confidential from other Covered Persons.

7.     Anti-Bribery and Dealings with Governmental Officials

Special care must be taken when dealing with government customers.  Activities that might be appropriate when working with private sector customers may be improper and even illegal when dealing with government employees, or when providing goods and services to another customer who, in turn, will deliver the company’s product to a government end user.  Many of the countries in which INVESCO conducts its business prohibit the improper influencing of governmental officials or other persons by the payment of bribes, gifts, political contributions, lavish hospitality or by other means.  Our policy requires adherence to those restrictions.

Do not directly or indirectly promise, offer or make payment in money or anything of value to anyone, including a government official, agent or employee of a government, political party, labor organization or business entity or a candidate of a political party, or their families, with the intent to induce favorable business treatment or to improperly affect business or government decisions.  This policy prohibits actions intended either to influence a specific decision or merely to enhance future relationships. In general, all travel and entertainment that Covered Persons provide to governmental officials must be pre-approved within the appropriate business unit.  If approved, a written confirmation that such expenses do not violate local law must be obtained from an appropriate third party (e.g., the business unit’s legal counsel or the government official’s supervisor).

Covered Persons shall comply with all laws, rules and regulations governing political campaign finance and lobbying activities and shall not engage in any conduct that is intended to avoid the application of such laws to activities undertaken on INVESCO’s behalf.  In addition, appropriate executive officers shall monitor compliance with lobbyist registration and disclosure requirements by all individuals who act on behalf of INVESCO.

These prohibitions extend to any consultants or agents we may retain on behalf of INVESCO.

8.     Anti-Discrimination and Harassment

INVESCO is committed to providing a work environment that is free of discrimination and harassment.  Such conduct, whether overt or subtle, is demeaning, may be illegal, and undermines the integrity of the employment relationship.

Sexual harassment can include unwelcome sexual advances, requests for sexual favors, pressure to engage in a sexual relationship as a condition of employment or promotion, or conduct which creates a hostile or offensive work environment.

Discrimination can take many forms including actions, words, jokes, or comments based upon an individual’s race, citizenship, ethnicity, color, religion, sex, veteran status, national origin, age, disability, sexual orientation, marital status or other legally protected characteristic.  Any Covered Person who engages in harassment or discrimination will be subject to disciplinary action, up to and including termination of employment.

9.     Anti-Money Laundering

In the global marketplace, the attempted use of financial institutions and instruments to launder money is a significant problem that has resulted in the passage of strict laws in many countries. Money laundering is the attempt to disguise money derived from or intended to finance illegal activity including drug trafficking, terrorism, organized crime, fraud, and many other crimes.  Money launderers go to great lengths to hide the sources of their funds.  Among the most common stratagems are placing cash in legitimate financial institutions, layering between numerous financial institutions, and integrating the laundered proceeds back into the economy as apparently legitimate funds.

All Covered Persons must be vigilant in the fight against money laundering, and must not allow INVESCO to be used for money laundering.  Each business unit has developed an anti-money laundering program that is consistent with INVESCO’s group-wide policy.  Each Covered Person must comply with the applicable program.

10.   Antitrust

The laws of many countries are designed to protect consumers from illegal competitive actions such as price fixing and dividing markets.  It is INVESCO’s policy and practice to compete based on the merits of our products and services.  In order to further that policy, Covered Persons must not fix or control prices with competitors, divide up territories or markets, limit the production or sale of products, boycott certain suppliers or customers, unfairly control or restrict trade in any way, restrict a competitor’s marketing practices, or disparage a competitor.  Covered Persons must never discuss products, pricing or markets with competitors with the intent to fix prices or divide markets.

11.   Data Privacy

Data privacy, as it relates both to our clients and our employees, has become a major political and legal issue in many jurisdictions in which we do business.  A variety of laws in each of those jurisdictions governs the collection, storage, dissemination, transfer, use, access to and confidentiality of personal information and patient health information. These laws can work to limit transfers of such data across borders and even among affiliated entities in the INVESCO group of companies.  INVESCO and its Covered Persons will comply with all provisions of these laws that relate to its business, including the privacy, security and electronic transmission of financial, health and other personal information.  The company expects its Covered Persons to keep all such data confidential and to protect, use and disclose information in the conduct of our business only in compliance with these laws.  The company will consider and may release personal information to third parties to comply with law or to protect the rights, property or safety of INVESCO and its customers.  . In accordance with INVESCO policies, each business unit has developed required disclosures and data security procedures applicable to that business unit.  All Covered Persons must comply with the applicable procedures.

With respect to INVESCO Covered Persons, all salary, benefit, medical and other personal information relating to Covered Persons shall generally be treated as confidential.  Personnel files, payroll information, disciplinary matters, and similar information are to be maintained in a manner designed to protect confidentiality in accordance with applicable laws.  All Covered Persons shall exercise due care to prevent the release or sharing of such information beyond those persons who may need such information to fulfill their job functions.  Notwithstanding the foregoing, all personnel information belongs solely to INVESCO and may be reviewed or used by the company as needed to conduct its business.

12.   Communications with the Media and Analysts

INVESCO has a long-standing policy of co-operating with the news media and the financial community.  This policy is intended to enhance respect for the company, provide accurate information, and achieve our business goals.

INVESCO employs media relations professionals who are responsible for handling all contacts with the news media.  INVESCO’s Communications and Corporate Affairs Department is responsible for formulating and directing our media relations policy worldwide.  Other INVESCO employees may not speak to or disseminate information to the news media unless such contact has been requested and arranged by or coordinated with an INVESCO media relations professional in accordance with the company’s media relations policy.  Any contact from the news media should be referred promptly and without comment to an INVESCO media relations professional.  If you do not know the appropriate media relations professional for your unit, you can refer the contact to the INVESCO Communications and Corporate Affairs Department.

Many countries have detailed rules with regard to the dissemination of information about public companies.  In particular, a public company must have procedures for controlling the release of information that may have a material impact on its share price.  The Chief Executive Officer and the Chief Financial Officer are responsible for INVESCO’s relationships with the financial community, including the release of price sensitive information.  Other INVESCO employees may not speak to or disseminate information regarding the company to the financial community (including analysts, investors, shareholders, Company lenders, and rating agencies) unless such contact has been requested and arranged by the Chief Executive Officer, the Chief Financial Officer or the Investor Relations Group within the Finance Department.

13.   Electronic Communications

The use of electronic mail, the Internet and other technology assets is an important part of our work at INVESCO.  Used improperly, this technology presents legal and business risks for the company and for individual employees.  There are also important privacy issues associated with the use of technology, and related regulations are evolving.

In accordance with INVESCO’s Electronic Communications policies, all Covered Persons are required to use information technology for proper business purposes and in a manner that does not compromise the confidentiality of sensitive or proprietary information. All communications with the public, clients, prospects and fellow employees must be conducted with dignity, integrity, and competence and in an ethical and professional manner.

We must not use information technology to: transmit or store materials which are obscene, pornographic, or otherwise offensive; engage in criminal activity; obtain unauthorized access to data or files; commit copyright violations; install personal software without permission; or make Internet statements, without permission, that suggest that the user is speaking on behalf of INVESCO or its affiliates.

14.   Gifts and Relationships with Customers and Suppliers

INVESCO seeks to do business with clients and suppliers on a fair and equitable basis.  We may not accept gifts of other than nominal value, or lavish entertainment, or other valuable benefits or special favors from customers or suppliers. We must observe any limits imposed by our business unit’s policies, local laws, or regulations with respect to the acceptance of gifts or gratuities.

15.   International Issues

If you conduct business for INVESCO outside of the U.S., in addition to being familiar with the local laws of the other countries involved, be sure you are familiar with the following U.S. laws and regulations.  Violations of these laws can result in substantial fines, imprisonment and severe restrictions on the company’s ability to do business.

Foreign Corrupt Practices Act

The United States Foreign Corrupt Practices Act (FCPA) and similar laws in many other countries have a variety of provisions that regulate business in other countries and with foreign citizens.  In essence, these laws make it a crime to promise or give anything of value to a foreign official or political party in order to obtain or keep business or obtain any improper advantage.  It is also illegal to make payments to agents, sales representatives or other third parties if you have reason to believe your gift will be used illegally.  Seek advice from the appropriate member of the Legal & Compliance Department for interpretation of the FCPA or similar laws if you are involved in any business dealings that involve foreign countries.

Anti-Boycott Laws

From time to time, various countries may impose restrictions upon the ability of businesses in their jurisdiction to engage in commerce with designated individuals, countries or companies.  These laws are commonly referred to as boycotts or trade embargoes.  It may be against the law to cooperate in any boycotts between foreign countries not sanctioned by the laws of the place where your office is located.  All requests for boycott support or boycott-related information must be reported to your supervisor and the member of the Legal & Compliance Department with responsibility for your office.

Similarly, many countries contribute the names of criminal or terrorist organizations or individuals to a common database and require financial institutions to screen customer lists against the database as part of their “Know Your Customer” obligations.  We must be aware of, and where appropriate, adhere to any such restrictions.

Embargo Sanctions

The United States Treasury Department’s Office of Foreign Assets Control prohibits U.S. companies and their foreign subsidiaries from doing business with certain countries and agencies and certain individuals.  The laws of other countries may have similar types of prohibitions. The regulations vary depending on the country and the type of transaction and often change as countries’ foreign policies change.  If you are aware of any sensitive political issues with a country in which INVESCO is doing or considering doing business, seek advice from the appropriate member of the Legal & Compliance Department.

16.  Political Activities and Lobbying

Covered Persons are encouraged to vote in elections for which they are eligible, and to make contributions supporting candidates or parties of their choice.  Covered Persons are also encouraged to express their views on government, legislation and other matters of local or national interest.

Many jurisdictions have imposed severe and complex restrictions on the ability of individuals and companies to make political contributions.  You should assume that INVESCO and its Covered Persons are generally prohibited from certain types of political activities, and you must be familiar with the rules in effect for your business unit.  No Covered Person may, under any circumstances, use company funds to make political contributions without the prior written approval of a member of the Legal &

Compliance Department, nor may you represent your personal political views as being those of the company.

17.  Retention of Books and Records

INVESCO corporate records are important assets.  Corporate records include essentially everything you produce as a Covered Person, regardless of its format.  A corporate record may be in the form of paper, computer tapes, microfilm, e-mail, or voice mail.  It may be something as obvious as a memorandum or a contract or something not as obvious, such as a desk calendar, an appointment book, or an expense record.

INVESCO is required by law to maintain certain types of corporate records, usually for a specified period of time.  Failure to retain such documents for such minimum periods could subject INVESCO to penalties and fines, cause the loss of rights, obstruct justice, place INVESCO in contempt of court, or place INVESCO at a serious disadvantage in litigation.  However, storage of voluminous records over time is costly.  Therefore, INVESCO has established controls to assure retention for required periods and timely destruction of retrievable records, such as paper copies and records on computers, electronic systems, microfiche, and microfilm.  Even if a document is retained for the legally required period, liability could still result if a document is destroyed before its scheduled destruction date.

INVESCO and its affiliates are subject to the regulatory requirements of numerous countries and regulatory agencies.  Virtually all of them have specific requirements concerning the creation, maintenance and storage of business records.  INVESCO expects all Covered Persons to become familiar with and fully comply with the records retention/destruction schedule for the departments and office locations for which they work.  If you believe documents should be retained beyond the applicable retention period, consult with the Legal & Compliance Department.

18.  Sales and Marketing Materials

INVESCO is committed to building sustained, open, and honest relationships with our customers, and to complying with all relevant regulatory requirements.  This requires that all marketing and sales-related materials be prepared under standards approved by the Legal & Compliance Department and, prior to use, reviewed and approved by the appropriate supervisor within a business unit.  Covered materials include requests for proposals, client presentations, performance summaries, advertisements, and published market commentaries.

19.  Substance Abuse

INVESCO is committed to providing a safe and healthy work place for all employees.  The use, possession, sale, transfer, purchase, or being “under the influence” of drugs at any time while on company premises or on company business is prohibited.  The term “drug” includes alcoholic beverages (other than in connection with entertainment events, or in other appropriate settings), prescriptions not authorized by your doctor, inhalants, marijuana, cocaine, heroin and other illegal substances.

20.  Confidential Information

Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed.  All information (in any form, including electronic information) that is created or used in support of company business activities is the property of INVESCO.  This company information is a valuable asset and Covered Persons are expected to protect it from unauthorized disclosure.  This includes INVESCO customer, supplier, business partner and employee data.  United Kingdom, United States (federal and state) and other jurisdictions’ laws may restrict the use of such information and impose penalties for impermissible use or disclosure.

Covered Persons must maintain the confidentiality of information entrusted to them by the company or its customers, vendors or consultants except when disclosure is properly authorized by the company or legally mandated.  Covered Persons shall take all reasonable efforts to safeguard such confidential information that is in their possession against inadvertent disclosure and shall comply with any non-disclosure obligations imposed on INVESCO in its agreements with third parties.

Information pertaining to INVESCO’s competitive position or business strategies, and information relating to negotiations with Covered Persons or third parties, should be protected and shared only with Covered Persons having a need to know such information in order to perform their job responsibilities.

21.  Protection and Proper Use of Company Assets

All Covered Persons shall strive to preserve and protect the company’s assets and resources and to promote their efficient use.  The standards set forth below are intended to guide Covered Persons by articulating INVESCO’s expectations as they relate to activities or behaviors that may affect the company’s assets.

Personal Use of Corporate Assets

Theft, carelessness and waste have a direct impact on INVESCO’s profitability.  Covered Persons are not to convert assets of the company to personal use.  Company property should be used for the company’s legitimate business purposes and the business of the company shall be conducted in a manner designed to further INVESCO’s interest rather than the personal interest of an individual Covered Person.  Covered Persons are prohibited from the unauthorized use or taking of INVESCO’s equipment, supplies, materials or services.  Prior to engaging in any activity on company time which will result in remuneration to the Covered Person or the use of INVESCO’s equipment, supplies, materials or services for personal or non-work related purposes, officers and other Covered Persons shall obtain the approval of the supervisor of the appropriate business unit.

Use of Company Software

Covered Persons use software programs for word processing, spreadsheets, data management, and many other applications.  Software products purchased by the company are covered by some form of licensing agreement that describes the terms, conditions and allowed uses.  It is the company’s policy to respect copyright laws and observe the terms and conditions of any license agreements.  Copyright laws in the United States and other countries impose civil and criminal penalties for illegal reproductions and use of licensed software.  You must be aware of the restrictions on the use of software and abide by those restrictions.  INVESCO business equipment may not be used to reproduce commercial software. In addition, you may not use personal software on company equipment without prior written approval.

Computer Resources/E-mail

The company’s computer resources, which include the electronic mail system, belong to INVESCO and not to the Covered Person.  They are not intended to be used for amusement, solicitation, or other non-business purposes.  While it is recognized that Covered Persons will occasionally use the system for personal communications, it is expected that such uses will be kept to a minimum and that Covered Persons will be responsible and professional in their use of e-mail.  The use of the computer systems to make or forward derogatory or offensive remarks about other people or groups is prohibited.  E-mail messages should be treated as any other written business communication.

22. INVESCO Intellectual Property

Employees and officers must carefully maintain and manage the intellectual property rights of INVESCO, including patents, trademarks, copyrights and trade secrets, to preserve and protect their value.  Information, ideas and intellectual property assets of INVESCO are important to the company’s success.

INVESCO’s name, logo, trademarks, inventions, processes and innovations are intellectual property assets and their protection is vital to the success of the company’s business.  The company’s and any of its subsidiaries’ names, logos and other trademarks and service marks are to be used only for authorized company business and never in connection with personal or other activities unless appropriately approved and in accordance with company policy.  In addition, our Covered Persons must respect the intellectual property rights of third parties.  Violation of these rights can subject both you and the company to substantial liability, including criminal penalties.

Any work product produced in the course of performing your job shall be deemed to be a “work made for hire” and shall belong to INVESCO and is to be used only for the benefit of INVESCO.  This includes such items as marketing plans, product development plans, computer programs, software, hardware and similar materials. You must share any innovations or inventions you create with your supervisor so that the company can take steps to protect these valuable assets.

23.  Integrity and Accuracy of Financial Records

The preparation and maintenance of accurate books, records and accounts is required by law and essential to the proper discharge of financial, legal and reporting obligations.  All Covered Persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account.  In addition, all financial data must be completely and accurately recorded in compliance with applicable law and INVESCO’s accounting policies and procedures.  A Covered Person may violate this section by acting or by failing to act when he or she becomes aware of a violation or potential violation of this section.

24. Disclosure in Reports and Documents.

Filings and Public Materials. As a public company, it is important that the company’s filings with UK authorities, the United States Securities and Exchange Commission (the “SEC”) and other U.S. federal, state, domestic and international regulatory agencies are full, fair, accurate, timely and understandable. The company also makes many other filings with the SEC and other UK, U.S. and international regulatory agencies on behalf of the funds that its subsidiaries and affiliates manage. Further, the company prepares mutual fund account statements, client investment performance information, prospectuses and advertising materials that are sent out to its mutual fund shareholders and clients.

Disclosure and Reporting Policy. The company’s policy is to comply with all applicable disclosure, financial reporting and accounting regulations applicable to the company. The company maintains the highest commitment to its disclosure and reporting requirements, and expects and requires all Covered Persons to record information accurately and truthfully in the books and records of the company.

Information for Filings. Depending on his or her position with the company, a Covered Person may be called upon to provide necessary information to assure that the company’s public reports and regulatory filings are full, fair, accurate, timely and understandable. The company expects all Covered Persons to be diligent in providing accurate information to the inquiries that are made related to the company’s public disclosure requirements.

Disclosure Controls and Procedures and Internal Control Over Financial Reporting. Covered Persons are required to cooperate and comply with the company’s disclosure controls and procedures and internal controls over financial reporting so that the company’s reports and documents filed with the UK authorities, the SEC and other U.S. federal, state, domestic and international regulatory agencies comply in all material respects with applicable laws, and rules and regulations, and provide full, fair, accurate, timely and understandable disclosure.

25.  Improper Influence on the Conduct of Audits

Every Covered Person must deal fairly and honestly with outside accountants performing audits, reviews or examinations of INVESCO’s and its subsidiaries’ financial statements.  To that end, no Covered Person of INVESCO may make or cause to be made a materially false or misleading statement (or omit facts necessary to make the statements made not misleading) in connection with an audit, review or examination of financial statements by independent accountants or the preparation of any document or report required to be filed with a governmental or regulatory authority.  Covered Persons of INVESCO also are prohibited from coercing, manipulating, misleading or fraudulently inducing any independent public or certified public accountant engaged in the performance or review of financial statements that are required to be filed with a governmental or regulatory authority if he or she knows or should have known that his or her actions could result in making those financial statements materially misleading.

26.  Standards for INVESCO’s Financial Officers

INVESCO’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (the “Financial Officers”) are required to take all reasonable steps to provide full, fair, accurate, timely and understandable disclosures in the reports and documents that INVESCO files with or submits to the SEC and other regulatory bodies and in other public communications made by INVESCO.  In the event that a Financial Officer learns that any such report, document or communication does not meet this standard and such deviation is material, then the Financial Officers are required to review and investigate such deviation, advise the Board of Directors or the Audit Committee of the Board of Directors regarding the deviation and, where necessary, revise the relevant report, document or communication.

Although a particular accounting treatment for one or more of INVESCO’s operations may be permitted under applicable accounting standards, the Financial Officers may not authorize or permit the use of such an accounting treatment if the effect is to distort or conceal INVESCO’s true financial condition.  The accounting standards and treatments utilized by INVESCO must, in all instances, be determined on an objective and uniform basis and without reference to a single transaction or series of transactions and their impact on INVESCO’s financial results for a particular time period.  Any new or novel accounting treatment or standard that is to be utilized in the preparation of INVESCO’s financial statements must be discussed with INVESCO’s Audit Committee and its independent auditors.

27. Policy and Procedures on Reporting Potential Material Violations

INVESCO’s Audit Committee has adopted the following statement of policy with respect to the reporting by employees of potential material violations of this Code of Conduct, laws or regulations and our related non-retaliation policy:

“INVESCO strives to ensure that all activity by or on behalf of INVESCO is in compliance with applicable laws, rules and regulations. INVESCO and its employees must adhere to the highest standards of honest and ethical conduct.  Employees of INVESCO and its subsidiaries are affirmatively required to report possible violations of the INVESCO Code of Conduct, laws or regulations promptly to their manager, a Human Resources Director at the employee’s site, the employee’s Legal and Compliance Department representative, or via the 24-hour toll-free, anonymous INVESCO Compliance Reporting Line.

INVESCO will not permit retribution, harassment, or intimidation of any employee who in good faith reports a possible violation.  Specifically, INVESCO policy prevents any employee from being subject to disciplinary or retaliatory action by INVESCO or any of its employees or agents as a result of the employee’s good faith:

•      Disclosing information to a government or law enforcement agency, where the employee has reasonable cause to believe that the information discloses a violation or possible violation of federal or state law or regulation; or

•      Providing information, causing information to be provided, filing, causing to be filed, testifying, participating in a proceeding filed or about to be filed, or otherwise assisting in an investigation or proceeding regarding any conduct that the employee reasonably believes involves a violation of: (1) any criminal law relating to securities fraud, mail fraud, bank fraud, or wire, radio, television or internet fraud; (2) any rule or regulation of the United States Securities and Exchange Commission or any other national, state or provincial securities regulatory authority; or any provision of applicable law relating to fraud against shareholders, where, with respect to investigations, such information or assistance is provided to or the investigation is being conducted by a national, state or provincial regulatory agency, a member of any parliamentary body, or a person at INVESCO with supervisory or similar authority over the employee.

However, employees who file reports or provide evidence which they know to be false or without a reasonable belief in the truth and accuracy of such information will not be protected by the above policy statement and may be subject to disciplinary action, including termination of their employment.”

If you are a Covered Person with complaints or concerns regarding:

(i)            violations of this Code of Conduct or the rules mentioned herein;

(ii)           violations of laws or regulations generally involving INVESCO; or

(iii)          questionable accounting matters, internal accounting controls, auditing matters, breaches of fiduciary duty or violations of United States or foreign securities laws or rules (collectively “Accounting Matters”), including:

•      fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of INVESCO;

•      fraud or deliberate error in the recording and maintaining of financial records of INVESCO;

•      deficiencies in or non-compliance with INVESCO’s internal accounting controls;

•      misrepresentation or false statements to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of INVESCO;

•      deviation from full and fair reporting of INVESCO’s financial condition; or

•      fraudulent or criminal activities engaged in by officers, directors or employees of INVESCO;

you may report your concerns in any of three ways:

You can speak with your supervisor.  We encourage you to first contact your immediate supervisor, who is in turn responsible for informing INVESCO’s Compliance Reporting Line (described below) of any concerns raised.

You can speak directly with the Business Unit or Divisional General Counsel.  If you prefer not to discuss a concern with your own supervisor, you may instead contact the General Counsel of your business unit or division directly.  You are also free to e-mail the business unit or divisional General Counsel at the appropriate e-mail address. Such person will then likewise be responsible for informing INVESCO’s Compliance Reporting Line (described below) of any concerns raised.

You can call our Compliance Reporting Line.  You may also call the INVESCO Compliance Reporting Line. If you are calling from a U.S. or Canadian location dial 1-866-7-3627. For calls from all other locations, dial an international operator and request a collect call to 1-704-943-1136. When asked for your name use “INVESCO.” You can use the Compliance Reporting Line to report possible violations or to check on the status of a previously filed report.  You can also report to the Compliance Reporting Line if you believe that a report previously made to company management, your supervisor, other management personnel or the applicable business unit or divisional General Counsel has not been addressed.

The Compliance Reporting Line is administered by an outside vendor.  The telephone operators for the Compliance Reporting Line have been trained to receive your call. The Compliance Reporting Line is available 24 hours a day, seven days a week.  All calls will be answered by a live person.  Calls are not recorded and are not able to be traced.  You have the option to remain anonymous.  If you remain anonymous, you will be given a numeric code so that you may call back and ask for follow up.  You will be guided through the call and prompted by appropriate questions from the operator. You will be given a date on which you can call back and receive a follow up report.  Once the call is completed, a report will be generated and sent to the appropriate departments within INVESCO based on the subject matter of your call.  You are urged to call back for follow up, because in the event more information is required, this will be an opportunity for you to provide those details.

If you report a possible violation, regardless of the method that you use to make the report, it is important that you provide as much detail as possible, including names, dates, times, locations and the specific conduct in question.  Only with sufficient specific information can INVESCO adequately investigate the reported action.

Your submission of information will be treated in a confidential manner to the extent reasonably possible.  Please note, however, that if an investigation by INVESCO of the activities you have reported takes place, it may be impossible for INVESCO to maintain the confidentiality of the fact of the report or the information reported.

Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by such persons as the Audit Committee determines to be appropriate.  All other matters will be reviewed under the direction and oversight of the appropriate departments within INVESCO, usually also including the Legal & Compliance Department.  Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee or other reviewing department.

28. Disclosure; Amendments

To the extent required by law, the company shall publicly (e.g., in its Annual Report on Form 20-F and/or on its website) disclose this Code of Conduct and its application to all of the company’s Covered Persons.

This Code may only be amended by INVESCO’s Board of Directors or a duly authorized committee thereof.  To the extent required by law, amendments to the Code of Conduct shall be disclosed publicly. As set forth in Item 16B of the company’s Annual Report on Form 20-F for 2005 filed with the SEC, the company has elected to disclose certain amendments to the Code that affect, and any waivers of the Code granted to, Financial Officers on the company’s Web site in accordance with the requirements of Instruction 4 to Item 16B.

29. Waivers of the Code.

a.     Waivers for Executive Officers. Any change in or waiver of this Code for executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, “Executive Officers”) of the company may be made only by the Board of Directors or a committee thereof in the manner described in Section 29(d) below, and any such waiver (including any implicit waiver) shall be promptly disclosed to shareholders as required by the corporate governance listing standards of the New York Stock Exchange and other applicable laws, rules and regulations.

b.     Waivers for Other Covered Persons. Any requests for waivers of this Code for Covered Persons other than Executive Officers of the company may be made to the Legal and Compliance Department in the manner described in Section 29(e) below.

c.     Definition of Waiver. For the purposes of the Code, the term “waiver” shall mean a material departure from a provision of the Code. An “implicit waiver” shall mean the failure of the company to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an Executive Officer.

d.     Manner for Requesting Executive Officer Waivers.

i.      Request and Criteria. If an Executive Officer wishes to request a waiver of this Code, the Executive Officer may submit to the Global Compliance Director or the Legal and Compliance Department a written request for a waiver of the Code only if he/she can demonstrate that such a waiver:

A.    is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;

B.    will not be inconsistent with the purposes and objectives of the Code;

C.    will not adversely affect the interests of clients of the company or the interests of the company; and

D.    will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.

ii.     Discretionary Waiver and Response. The Legal and Compliance Department will forward the waiver request to the Board of Directors or a committee thereof for consideration. Any decision to grant a waiver from the Code shall be at the sole and absolute discretion of the Board of Directors or committee thereof, as appropriate. The Company Secretary will advise the Legal and Compliance Department in writing of the Board of Director’s decision regarding the waiver, including the grounds for granting or denying the waiver request. The Legal and Compliance Department shall promptly advise the Executive Officer in writing of the Board of Director’s decision.

e.     Manner for Requesting Other Covered Person Waivers.

i.      Request and Criteria. If a Covered Person who is a non-Executive Officer wishes to request a waiver of this Code, such Covered Person may submit to the Legal and Compliance Department a written request for a waiver of the Code only if he/she can demonstrate that such a waiver would satisfy the same criteria set forth in Section 29(d).

ii.     Discretionary Waiver and Response. The Legal and Compliance Department shall forward the waiver request to the General Counsel of the company for consideration. The decision to grant a waiver shall be at the sole and absolute discretion of the General Counsel of the company. The General Counsel will advise the Legal and Compliance Department in writing of his/her decision regarding the waiver, including the grounds for granting or denying the waiver request. The Legal and Compliance Department shall promptly advise the Covered Person in writing of the General Counsel’s decision.

30. Internal Use. This Code is intended solely for the internal use by the company and does not constitute an admission, by or on behalf of the company, as to any fact, circumstance, or legal conclusion.

CONCLUSION

As Covered Persons, each of us is obligated to read and understand this Code of Conduct and our relevant business unit’s policies and procedures. No code of conduct, however, can address every situation for which guidance may be necessary.  If you are unclear about a situation, stop and ask for guidance before taking action. All Covered

Persons are expected to abide by both the letter and spirit of this Code. Covered Persons are also expected to perform their work with honesty and integrity in any areas not specifically addressed by the Code. INVESCO will investigate reported violations of the Code and, if violations are found, may take disciplinary action, if appropriate, against the individuals involved, and may make reports, if appropriate, to civil, criminal or regulatory authorities. Nothing in this Code restricts the company from taking any disciplinary action on any matters pertaining to the conduct of a Covered Person, whether or not expressly set forth in the Code. Any questions regarding the scope or interpretation of this Code should be referred to the appropriate Compliance or Legal officer.

Revised: July 2006

AIM TRIMARK INVESTMENTS

ADDENDUM TO THE

AMVESCAP CODE OF CONDUCT

Effective Date: October 1, 2006	Revised Date: April 2, 2007

1.        Introduction

Every employee of AIM Trimark Investments (“AIM Trimark”) is considered an employee of AMVESCAP PLC and is subject to the AMVESCAP Code of Conduct (“AMVESCAP Code”). All officers, directors and employees of AIM Trimark, including temporary, part-time, contract, and seasonal personnel, are expected to be familiar with the AMVESCAP Code and this Addendum and are required to provide an annual certificate accepting the AMVESCAP Code and this Addendum and acknowledging the obligation to abide by their terms.

The AMVESCAP Code has general application globally.  It cannot address specific circumstances which may be required by local regulation or custom.  This Addendum, together with the other Policies referred to below, is intended to provide supplementary guidance and more detailed procedures where needed to give effect to the AMVESCAP Code for AIM Trimark employees.  The other AIM Trimark policies which deal directly and in a general manner with employee conduct include:

•      AIM Trimark Personal Trading Policy — Policy D-7

•      Personal Conflicts and Self-Dealing— Policy B-10

•      Gifts and Entertainment – Policy D-6

•      Corporate Systems Policies

2.        Fiduciary Obligations

In AIM Trimark’s capacity as a money manager, AIM Trimark stands in a fiduciary relationship to its clients.  Those clients to whom the fiduciary obligations are owed are the mutual funds and investment accounts that we manage, and the holders of fund securities or the clients in the investment accounts, as applicable. (For purposes of this Addendum, the terms “clients” and “client accounts” always refers to the investment funds that we manage or sub-advise or other accounts in respect of which AIM Trimark has been engaged to provide money management services, and do not refer to business partners who distribute our products.)

In carrying out our investment management responsibilities, AIM Trimark must at all times act honestly, in good faith and in the best interests of our clients.  This means that the interests of our clients must always and in every instance come ahead of the interests of AIM Trimark or AMVESCAP or of any personal interest of an employee.

The fiduciary nature of our business means that our actions and our policies are governed by the principles of:

•      Transparency:  it is not enough that AIM Trimark put client interests ahead of our own interests; but rather, we must be seen to do so, and the appearance of conflicts is to be avoided where possible

•      Accountability:  AIM Trimark must account to our clients as to how we manage their money, through appropriate and clear reporting and disclosure

•      Competence:  AIM Trimark must act competently and with the appropriate level of care, skill and diligence in the management of client funds.

Regard shall be had to these principles in the interpretation and application of the AMVESCAP Code, this Addendum and related policies and procedures.

3.             AIM Trimark Personal Trading Policy

Policy D-7, AIM Trimark Personal Trading Policy, covers the following topics in detail and should be referred to for the definitive rules in this regard.

3.1          Restriction on the Personal Trading Activity of AIM Trimark Employees

Employees of AIM Trimark may not engage in a personal securities transaction unless it has been pre-cleared by the AIM Trimark Compliance department following a determination that the transaction does not give rise to an actual or potential conflict of interest with activity by a client account in the same security. Employees are required to report transactions and holdings to the AIM Trimark Compliance department on a regular basis. The pre-clearance and reporting requirements also apply to Covered Accounts. Covered Accounts are accounts which an Employee is financially interested in or controls, and may include (but are not limited to) accounts of a spouse, minor child, relative, friend or personal business associate.

4.             Personal Conflicts of Interest

4.1          Underlying Principle

Employees must avoid taking any actions or placing themselves in circumstances that result in an actual or potential conflict between their own personal interests and the interests of AIM Trimark, AMVESCAP or client accounts.  Employees must never profit personally at the expense of AIM Trimark, AMVESCAP or client accounts, and they must refrain from deliberately or knowingly doing things which may be otherwise detrimental to the interests of AIM Trimark, AMVESCAP or client accounts.

Policy D-7, AIM Trimark Personal Trading Policy, and Policy B-10, Personal Conflicts and Self-Dealing, cover certain of the following topics in detail and should be referred to for the definitive rules in that regard.

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4.2          Possession of Inside Information

Any director, officer or employee who possesses or believes that he or she may possess material undisclosed or non-public information about any issuer of securities which could put such person in a conflict of interest with AIM Trimark or any of our client accounts must report the matter immediately to the AIM Trimark Chief Compliance Officer (or designee), who will review the matter and provide further instructions as to the appropriate handling of the information.

4.3          Insider Trading & Tipping

Trading on or communicating, other than to persons with a need to know, material non-public information, or inside information, of any sort, whether obtained in the course of research activities, through a client relationship or otherwise, is strictly prohibited. AIM Trimark forbids its directors and employees from trading, either personally or on behalf of others (including client accounts managed by AIM Trimark), on material non-public information or communicating material non-public information to others in violation of the law. The communicating or passing on of this type of information is sometimes known as “tipping” and trading on such information is “insider trading”.

4.4          Personal Trading

Personal securities transactions of all Employees of AIM Trimark are subject to restrictions and pre-clearance, as discussed above.  Personal securities transactions of independent directors of AIM Trimark’s corporate funds and members of the AIM Trimark Fund Advisory Boards are not subject to the pre-clearance or reporting requirements, except with respect to trading in the securities of AMVESCAP or shares of any closed-end investment company or investment trust on which such independent director may serve in a director or trustee capacity.

4.5          Short Term Trading in Mutual Funds and Seg Funds

Employees are prohibited from engaging in excessive short-term trading in any investment fund or similar investment vehicle (including segregated funds and variable annuity products) for which AIM Trimark is the manager or investment advisor or in which an AIM Trimark fund is an ingredient, in the case of fund-of-fund products.  Determination of behaviour constituting “excessive short-term trading” will be as set out in Policy D-4, Market Timing.

4.6          Personal Borrowing and Lending

Except with the prior written approval of the AIM Trimark Compliance department, employees may not borrow from or lend personal funds or other personal property to any customer of AIM Trimark or third party vendor who has a business relationship or potential business relationship with AIM Trimark.  This prohibition does not operate to prohibit employees borrowing from recognized financial institutions such as banks, trust companies and credit card companies with whom AIM Trimark does or may do business.

4.7          Outside Activities

Employees may not undertake or engage in a business activity that is in competition or in conflict with AIM Trimark’s business unless they have received the written consent of the employee’s manager and the approval of the AIM Trimark Compliance department. For this purpose, “undertaking or engaging in a business activity” includes any direct or indirect involvement with an enterprise for which the employee

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may receive financial compensation or return. A business will be deemed to be in competition or conflict with AIM Trimark if the business offers or provides products or services of a type similar to products or services offered by AIM Trimark or AMVESCAP.  This prohibition does not operate to prohibit employees from making personal investments in public issuers that are in a similar business to AIM Trimark or AMVESCAP.

In addition, all Employees of AIM Trimark are prohibited from serving as directors/trustees of organizations (including charitable organizations) except with the prior written approval of AIM Trimark’s President and Chief Executive Officer. All such requests must be submitted to the AIM Trimark Compliance department for consideration prior to submission to AIM Trimark’s President and Chief Executive Officer.

4.8          Dual Registration

Employees who are registered with a securities regulatory authority as a representative or officer of both AIM Funds Management Inc. and AIM Mutual Fund Dealer Inc. have duties and responsibilities equally to both registered entities. Dually registered employees must allocate sufficient time to support each entity and take into consideration the impact on both entities when making policy decisions. Dually registered employees must disclose in writing to their clients, at account opening and on an annual basis, the fact that the employee is registered with both AIM Funds Management Inc. and AIM Mutual Fund Dealer Inc. and that there are policies and procedures in place to minimize the potential for conflicts of interest resulting from the dual registration.

Employees licensed by any regulatory or professional body, are expected to adhere to any requirements imposed by those entities.  Except with the prior written consent of the Chief Compliance Officer, no employee may be licensed or registered with, or as a representative of, any entity other than AIM Funds Management Inc. and AIM Mutual Fund Dealer Inc.  This includes but is not limited to securities dealers, scholarship plan dealers, insurance agents, real estate agents, mortgage brokers and other similar entities.

5.             Political Contributions and Activity

Employees, as private citizens, should feel free to exercise their rights and duties in any political or civic process.

AIM Trimark however, does not make political contributions nor does AIM Trimark participate in political activities, at any level of government.  AIM Trimark does not make corporate donations to any political party or cause.  For example:

•      no purchases of seats or tables at fundraising events

•      no contributions to political parties or candidate campaigns (includes local or municipal politics)

•      no use of AIM Trimark resources (e.g. photocopying, printing, use of office space) in aid of political activity

No employee may make any such political contributions on behalf of AIM Trimark.  Employees should be careful not to give the impression that personal political views and beliefs are those of AIM Trimark.

Any departure from the foregoing must receive the prior approval of the AIM Trimark Compliance department.

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6              Local Administration

6.1          Code of Ethics Committee

Administration of the AMVESCAP Code, this Addendum, and related policies to employees of AIM Trimark is overseen by AIM Trimark’s Code of Ethics Committee.

6.2          Code of Ethics Officer

The AIM Trimark Chief Compliance Officer is the AIM Trimark designated Code of Ethics Officer.

6.3          Amendments and Modifications

Any amendments or modifications to this Addendum are effective upon approval of the Chief Compliance Officer and the Chief Executive Officer.

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Gifts and Entertainment

Policy Number: D-6	Effective Date: March 2006	Revision Date: April 2007

Overview

AMVESCAP has in place the AMVESCAP Gifts and Entertainment Policy which is applicable to AMVESCAP and its individual business units worldwide. This AIM Trimark Gifts and Entertainment Policy (“Policy”) is intended to work with the AMVESCAP Policy and supplement it with local rules.

All AIM Trimark employees, including temporary, part-time, contract, and seasonal personnel, must refrain from conduct that could give rise to the appearance of a conflict of interest. The provision or receipt of gifts or entertainment can create, or can have the appearance of creating, conflicts of interest.

Employees also need to take into consideration the firm’s policy on corporate expenses, which can be found on Total Access Point (“TAP”) under travel and entertainment guidelines, and the firm’s policy on Sales Practices, which can be found in the AIM Trimark compliance manual under section D-2.

Definitions

For purposes of this Policy, a gift is anything of value given or received involving AIM Trimark personnel, and a person or entity that has a direct or indirect, existing or potential business relationship with AIM Trimark (a “Business Partner”). This Policy also applies to gifts given by AIM Trimark to family members of a Business Partner and gifts received from a Business Partner by a family member of an employee of AIM Trimark. Business Partners specifically include broker dealers and financial advisors. Gifts may include, but are not limited to, personal items, air miles, services, office accessories, electronic equipment (e.g., iPods, MP3s, etc.), tickets (e.g., theatre, concerts, sporting events, etc.) and sporting equipment (e.g., golf clubs, tennis rackets, etc.). For purposes of this Policy, gifts also include charitable contributions and sponsorship requests (e.g., sponsoring a minor hockey team) made to or at the request of a Business Partner.  For purposes of this Policy, gifts do not include promotional items of nominal value (approximately $20 - e.g., golf balls, pens, etc.) that display the logo of AIM Trimark or its AMVESCAP business units, or of its Business Partners.

Entertainment involves attendance at activities, including but not limited to meals, sporting events, the theatre, parties or receptions, and similar functions.  Entertainment requires the presence of both AIM Trimark personnel and Business Partner personnel;

unless personnel from both entities attend, the activity constitutes a gift.  The value of entertainment includes the cost of the activity itself (for example, the cost of tickets or a meal), as well as the cost of any related activities or services provided (such as prizes). The value of entertainment does not include the cost of overhead (such as rent or equipment rentals).

Thresholds

Employees are prohibited from giving or receiving gifts with a value of more than $250.

Entertainment should not exceed $450 per business partner.

Frequency

Gifts and entertainment cannot be so extensive or so frequent as to cause a reasonable person to question whether the provision of the items or activity improperly influences the employee or Business Partner.

The maximum total value of gifts received by, or given to, a business partner is $250 annually.

Entertainment is limited to three times per year per business partner.

Prohibited Activities

Employees are prohibited from providing or receiving any gift or entertainment that is conditioned upon AIM Trimark doing business with the entity or person involved.

Employees are prohibited from soliciting gifts and entertainment. Employees are to immediately advise the AIM Trimark Compliance department if a Business Partner solicits the employee for gifts and entertainment other than a charitable donation or request for sponsorship.

Except with the prior approval of the AIM Trimark Compliance department, employees cannot pay for, or accept, any travel and/or accommodation to or from a Business Partner.

With respect to approved co-operative marketing practices, such as sales communications and investor seminars, where AIM Trimark pays a portion of the cost, AIM Trimark cannot provide gifts, other than nominal valued promotional items, to the dealer’s clients. Nominal speaker gifts would be co-op eligible at approved dealer-sponsored events for financial advisors.

Reporting/Record Keeping

Each department or employee is responsible for keeping a record of all gifts and entertainment given or received. Minimum required information includes: date, employee name(s), business partner firm name, business partner representative name(s), description of gift or entertainment, approximate dollar value, and required approval where applicable. Promotional items of nominal value (approximately $20) and department breakfasts or lunches do not need to be recorded.  Where the value of the activity or item is not readily known, the employee should record the estimated cost.

Review and Monitoring

This Policy shall be overseen and administered by AIM Trimark’s Code of Ethics Committee, which has responsibility for the overall scope, application, and enforcement of this Policy. AIM Trimark’s Code of Ethics Committee shall receive the reports and recommendations of the AIM Trimark Compliance department and of management from time to time and periodically update or revise this Policy as may be desirable.

Each department head is expected to review the gifts and entertainment log on a regular basis in order to identify any concerns or trends. Any concerns or issues are to be brought to the attention of the AIM Trimark Compliance department.

The AIM Trimark Compliance department will conduct a quarterly review of the gifts and entertainment log. A summary of such review, together with other relevant observations and recommendations, shall be reported to the AIM Trimark Code of Ethics Committee.

Evidence of reviews must be maintained for a minimum of seven years.

D7.  AIM Trimark Personal Trading Policy

Policy Number: D-7	Effective Date: October 2006	Revision Date: March 2007

1.             Purpose and Application

The AIM Trimark Personal Trading Policy applies to all officers, directors and employees of AIM Trimark Investments, including temporary, part-time, contract, and seasonal personnel (collectively referred to as “Employee”). For purposes of this Policy, the terms “clients” and “client accounts” always refers to the investment funds that AIM Trimark manages or sub-advises or other accounts in respect of which AIM Trimark has been engaged to provide money management services.

The purpose of this Policy is to ensure the fair treatment of client accounts through the highest standard of integrity and ethical business conduct by Employees. The Policy is designed to ensure, among other things, that the personal securities transactions of all Employees are conducted in accordance with the following general principles:

•      A duty at all times to place the interests of client accounts first.

•      The requirement that all personal securities transactions be conducted in a manner that avoids any actual or potential conflict of interest or the appearance of a conflict of interest.

•      That Employees should not take otherwise inappropriate advantage of their positions.

Employees must not use any non-public information about client accounts for their direct or indirect personal benefit or in a manner that would not be in the best interests of client accounts. Employees also must not use their position to obtain special treatment or investment opportunities not generally available to client accounts or the public.

The personal trading requirements pertaining to pre-clearance, reporting and investment restrictions contained in this Policy apply to both Employees and their Covered Accounts.

AIM Trimark recognizes that certain relationships with non-employees may, from time to time, present particular risks that inappropriate trading could occur.  Those risks may be present, for example, through certain arrangements with consultants or independent contractors who have entered into long-term services arrangements with AIM Trimark pursuant to which they are expected to have access to non-public information in connection with those arrangements (such information may relate to AIM Trimark or some outside source, and may be obtained from AIM Trimark or some outside source).  Accordingly, as part of the process for engaging the services of consultants or other independent contractors, the AIM Trimark Chief Compliance Officer shall take such steps as may be reasonably determined to be necessary or appropriate.  Those steps may or may not include requiring a non-employee to agree to be bound by these procedures as if he or she were an Employee.

2.             Definitions

2.1          Employee

For the purposes of this Policy the term Employee includes all officers, directors and employees of AIM Trimark Investments including temporary, part-time, contract, and seasonal personnel

2.2          Covered Accounts

A Covered Account is defined for purposes of this Policy as any account:

•      In which an Employee has a direct or indirect financial interest;

•      Over which such Employee has direct or indirect control over the purchase or sale of securities; or

•      In which securities are held for an Employee’s direct or indirect benefit.

Such Covered Accounts may include, but are not limited to, accounts of a spouse, minor child, relative, friend or personal business associate.

3.             Pre-Clearance Requirements

3.1          Submitting the Request to Trade

Except where noted below, an Employee must receive the prior approval using the automated review system (Star Compliance) or from the AIM Trimark Compliance department in order to engage in a personal securities transaction. The Star Compliance system will review the trade request to determine whether or not the proposed transaction gives rise to an actual or potential conflict of interest with activity in a client account in the same security. Upon completion of the review process, the Employee will receive a time stamped response indicating whether the trade is authorized or denied.

Pre-clearance will not be given if there has been a transaction by a subject client account in the same, or equivalent, security within seven (7) calendar days of the proposed personal securities transaction (the “7-Day Rule”). An equivalent security means a security that (1) is convertible into another security or (2) gives its holder the right to purchase another security of the same issuer. For example, a bond or preferred stock may be convertible into another security of the same issuer, or an option or warrant may give the holder the right to purchase stock of the same issuer. ADR and EDR shares are considered equivalent to their corresponding foreign shares.

The trade approval process involves the following steps:

•      A trade must be entered into the Star Compliance system.

•      The Star Compliance system will confirm that there is no activity currently on the trading desk for the security involved in the proposed personal transaction and check the portfolio accounting system to verify that there have been no transactions for the requested security within seven calendar days.

•      The Star Compliance system will provide an automated response on a timely basis for all pre-approval requests indicating whether the transaction has been approved or denied.

3.2          Executing Approved Transactions

Except as may be authorized by the Chief Compliance Officer or designate in the case of certain securities or classes of securities, all authorized personal securities transactions must be executed by the next business day. If the trade is not executed within this time period, a new pre-clearance request must be submitted.

Employees will be requested to reverse any trades processed without the required pre-approval. Any costs or losses associated with the reversal are the responsibility of the Employee.

3.3          Exceptions to Pre-clearance Requirements

Employees may trade in the following types of securities without regard to the pre-clearance procedures:

•      Open-end mutual funds, open-end unit investment trusts and pooled trust funds (whether or not managed or distributed by an AMVESCAP Company).

•      Variable annuities, variable life products, segregated funds, and other similar unit-based insurance products issued by insurance companies and insurance company separate accounts.

•      Securities issued or guaranteed by the Government of Canada, or the government of any province in Canada.

•      Securities issued or guaranteed by the Governments of the United States, United Kingdom, Germany, Japan, France and Italy.

•      Guaranteed Investment certificates, bank certificates of deposit other deposits with financial institutions, bankers acceptances, commercial paper and high quality short-term instruments, including repurchase agreements.

•      Short-term debt securities maturing in less than 91 days from their date of issue.

•      Physical commodities or securities relating to those commodities.

•      Other securities or classes of securities as the Committee may from time to time designate.

Employee accounts excluded from the pre-clearance requirement are the following:

•      Employee share purchase plans except for the sale of the securities.

•      Employee stock option purchase plans except for the sale of the securities.

•      Accounts capable of holding only deposits or GIC’s issued by a financial institution and/or mutual funds.

•      Fully-managed discretionary accounts subject to the conditions in 3.4 below.

3.4          Managed Accounts

To qualify as a fully-managed discretionary account, the account must be fully “discretionary”, without any influence by the Employee over individual transactions. This means that full investment discretion has been granted to an investment manager or trustee and that neither the Employee nor Covered Account person participates in the investment decisions or is informed in advance of transactions in the account. Pre-clearance is not required for transactions in a Covered Account in which an Employee is not exercising power over investment discretion including a managed account, provided that:

•      The account is the subject of a written contract providing for the delegation by the Employee of substantially all investment discretion to another party.

•      The Employee has provided the AIM Trimark Compliance department with a copy of such written agreement.

•      The Employee certifies in writing that he or she has not discussed, and will not discuss, potential investment decisions with the party to whom investment discretion has been delegated.

•      The Employee otherwise complies with the annual reporting requirement contained herein, and also provides or makes provision for the delivery to the AIM Trimark Compliance department of periodic statements of discretionary account holdings.

•      The foregoing exception from the pre-clearance requirement does not apply to transactions by a delegated discretionary account in shares of AMVESCAP. All employees are required to notify parties to whom they have delegated investment discretion that such discretion may not be exercised to purchase shares of AMVESCAP and that any sales of AMVESCAP shares by a Covered Account that is the subject of delegated investment discretion are subject to the pre-clearance and reporting requirements.

•      Discretionary managed accounts for which this exemption is available would not include ones where the accountholder has given a power of attorney (POA) to another person such as a broker for occasional discretionary trading. Discretionary accounts would include blind trusts.

4.             Options Trading

In the case of personal securities transactions involving the purchase or sale of an option on an equity security, the Star Compliance system will determine whether to authorize the transaction by matching the pre-clearance request against activity in client accounts in both the option and the underlying security. This determination will not be made, and pre-clearance will not be given, if there has been a client account transaction in either the option or the underlying security within 7 calendar days of the proposed personal securities transaction. Pre-clearance is required for both the opening and closing transaction.

It is the responsibility of the employee to be aware of the additional risks that can result from engaging in certain transactions. For example, if an opening options transaction is approved, the closing options transaction may not be approved or may be delayed in certain cases due to actual or apparent conflicts of interest or competing obligations that arise after the time the employee’s opening transaction was approved.  An employee is prohibited from purchasing or selling options on shares of AMVESCAP.

5.             Short Sales

Short sales of securities are permissible subject to the following conditions:

•      No short sales on AMVESCAP

•      No short sales on securities where there has been a trade in the same security within the last 7 days in one of the client accounts

•      Employees are prohibited from short-term trading; therefore, the Employee is restricted from buying back the position within 60 days.

•      Portfolio managers are prohibited from short selling a security if the client account the Portfolio Manager manages are long the security.

•      If a Portfolio Manager is selling a stock there should generally be no “short selling” allowed until that position is completely sold. This provision includes the situation where the Portfolio Manager stops selling the security for a short period, for example to let the market absorb what has been sold, and then resumes selling the position. If other client accounts hold the same security, the AIM Trimark Compliance department will review the other client accounts to determine if the other client accounts are active in the security or are going to be active.

6.             Restrictions on Certain Activities

In order to avoid even the appearance of conduct that might be deemed contrary to a client’s best interests, Employees are subject to the following additional restrictions and prohibitions relating to certain investment activities and related conduct as set out herein.

6.1          Prohibition against Trading in Securities on “Restricted Lists”

It is recognized that there may be occasions when AMVESCAP, an AMVESCAP Company, or an Employee who is a key executive of AMVESCAP or an AMVESCAP Company, may have a special relationship with an issuer of securities. In such occasions the Board of Directors of AMVESCAP or the Code of Ethics Committee may decide to place the securities of such issuer on a “restricted list”, to be maintained by the Chief Compliance Officer. Employees are prohibited from engaging in any personal securities transactions in a security on a “restricted list”.

6.2          Prohibition against Short-Term Trading Activities

Employees are prohibited from profiting from a trade in an “opposite transaction” in the same, or equivalent, security within 60 days of its purchase or sale. This short-term trading prohibition may be waived by the AIM Trimark Compliance department in certain instances including where an employee wishes to limit his or her losses on a security with rapidly depreciating market value. Such circumstances must be disclosed at the time pre-clearance is requested.

6.3          Prohibition against Purchases in Initial Public Offerings

Employees generally are prohibited from purchasing securities in IPOs.  Employees who are not investment personnel and whose proposed IPO trade is through discretionary accounts may acquire shares in an IPO. Investment personnel are prohibited from purchases in Initial Public Offerings, even if the proposed IPO trade would be through a discretionary account, unless the person has obtained pre-clearance by the Chief Compliance Officer and Chief Investment Officer.

6.4          Restricted Securities Issued by Public Companies

Generally, Employees are discouraged from investing in restricted securities of public companies including special warrant deals. Restricted securities are securities acquired in an unregistered, private sale from an issuer.  An Employee may purchase such securities, however, if such purchase has been pre-cleared by the AIM Trimark Compliance department following a determination that the proposed transaction does not present any actual or potential conflict of interest.

6.5          Restrictions on Private Placements (Including Hedge Funds)

An Employee may not purchase or sell any security (e.g., stock, bond or limited partnership interest) obtained through a private placement (including the purchase or sale of an interest in a so-called “hedge fund”) unless such transaction has been pre-cleared by the AIM Trimark Compliance department following a determination that the proposed transaction does not (i) present any actual or potential conflict of interest,  (ii) that the issuer is a “private issuer” under securities legislation and (iii) the Employee has no reason to believe that the issuer or a related subsidiary company (whether or not such securities are of the same class as the securities held by such Employee) will make a public offering of its securities within the next twelve months. The AIM Trimark Compliance department will also review the request with the Chief Investment Officer before granting pre-clearance.  The AIM Trimark Compliance department will maintain a record of the approval and the rationale supporting the purchase of the Private Placement.  If pre-clearance is provided, the security will then be added to the restricted list.  Further, Employees who have been authorized to acquire securities in a private placement must disclose such investment when he/she plays a part in any client account’s subsequent consideration of an investment in the issuer. In such circumstances, the client account’s decision to purchase securities of the issuer is subject to an independent review by investment personnel with no personal interest in the issuer.

6.6          Investment Clubs

An Employee is prohibited from participating in an investment club unless such participation has been approved by the AIM Trimark Compliance department following a determination that the following conditions have been satisfied:

•      The Employee’s participation does not create any actual or potential conflict of interest.

•      The Employee does not control investment decision-making for the investment club.

•      The Employee has made satisfactory arrangements to ensure that duplicate trade confirmations of investment club activity and quarterly statements of investment club holdings are provided to the AIM Trimark Compliance department by brokers acting on behalf of the investment club.

If participation in an investment club has been approved, all future trades will be subject to pre-clearance.

6.7          Trading in AMVESCAP

Employees are prohibited from trading in AMVESCAP during the “Close Periods”. Details of the “Close Periods” are circulated to all employees by way of the internal

e-mail system and can also be found via the attached link: http://atlas.amvescap.com/ags/amv_groupservices/sec_closed.html

A “Close Period” is defined by the rules as the period of 60 days prior to the announcement of the year end results and the period of 30 days prior to the announcement of the interim and quarterly results. The close period may be shorter depending on when the results are announced but cannot start until the end of the relevant reporting period.

Short term trading (i.e. buying and selling within a 60 day period) in AMVESCAP, where the intention is to make a quick profit, is prohibited.

7.             Reporting Requirements

7.1          Initial Reports

Within 10 days of becoming an Employee, each Employee, using the Star Compliance system, must submit a statement containing the following information: (i) a complete list of all of his or her Covered Accounts (including the name of the broker, dealer or bank with which the Employee maintained the Account); (ii) a list of each Reportable Security (whether held through a Covered Account, in certificate form, or otherwise) in which he or she has direct or indirect beneficial ownership (e.g., that he or she owns); and (iii) the date the Employee submits the report. The statement must be current as of a date no more than 45 days prior to the date of becoming an Employee.

7.2          Reports of Trade Confirmations and Quarterly Reports

Within 10 calendar days of settlement of each personal securities transaction involving a Reportable Security, whether the transactions had to be pre-cleared or not, the Employee engaging in the transaction must file or cause to be filed with the AIM Trimark Compliance department a duplicate copy of the broker/dealer confirmation, or such other confirmations as are available, for such transaction. In addition, except to the extent that such report would duplicate information contained in such confirmations, within 30 calendar days after the end of each calendar quarter, the Employee must submit a statement: (i) with respect to each personal securities transaction during the quarter in a Reportable Security in which the Employee had any direct or indirect beneficial ownership; (ii) with respect to any Covered Account established during the quarter, the name of the broker, dealer or bank with which the account was established, the date the account was established, and (iii) the date that the statement is submitted by the Employee.

Notwithstanding the reporting requirements set forth in the previous paragraph, transactions effected pursuant to an automatic investment plan need not be reported in the quarterly statement (nor in trade confirmations in lieu of the quarterly statement).  An “automatic investment plan” means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

7.3          Annual Reports

By January 30 of each year, each Employee must file with the AIM Trimark Compliance department an annual account statement as of December 31 of each year, (i) all Covered Accounts of such Employee (including the name of the broker, dealer or bank with which the Employee maintained the account) (ii) each Reportable Security (whether held through a Covered Account, in certificate form, or otherwise) in which he or she has direct or indirect beneficial ownership; and (iii) the date the Employee submits the account statements.

Employees are encouraged to request their broker or dealer to automatically send the AIM Trimark Compliance department copies of trade confirmations and monthly account statements. By doing so, the Employee does not have to make arrangements every time to meet the ongoing quarterly and annual reporting requirements.

The AIM Trimark Compliance department will review all reports submitted and report any irregularity to the Code of Ethics Committee.

7.4          Reportable Security

For purposes of this Policy, the term “Reportable Security” means any security except the following:

•      Unit investment trusts (i.e., variable insurance contracts funded by insurance company separate accounts organized as unit investment trusts) invested exclusively in open-end U.S. mutual funds that are not managed or distributed by AIM Trimark or any AMVESCAP Company.

•      Open-end U.S. mutual funds that are not managed or distributed by AIM Trimark or any AMVESCAP Company.

•      Open-end Canadian mutual funds that are not managed or distributed by AIM Trimark.

•      Securities issued or guaranteed by (i.e., securities that are the direct obligations of) the government of the United States.

•      Money market funds.

•      Money market instruments.  a money market instrument is a debt instrument that has a maturity at issuance of less than 366 days and (i) is rated in one of the two highest ratings categories by a statistical rating organization that is nationally recognized in the United States or a rating organization not affiliated with AIM Trimark and of comparable status in Canada or (ii) if not rated, is determined by AIM Trimark in good faith to be of equivalent quality such that it presents a comparable (or better) degree of safety of principal.  For example, a short-term debt instrument with a rating of AA or AAA by Moody’s Investors Service or AA or AAA

by Standard & Poor’s Corporation meets this definition of money market instrument. Typical examples of money market instruments include bankers’ acceptances, bank certificates of deposit, commercial paper and repurchase agreements.

8.             Independent Directors

Except as otherwise provided in the special procedures for independent directors of US Funds, personal securities transactions of independent directors of AIM Trimark or of AIM Trimark’s corporate funds and members of the Fund’s Advisory Boards are not subject to either the pre-clearance or reporting requirements set forth in this Policy, except with respect to personal securities transactions in the shares of AMVESCAP or shares of any closed-end investment company or investment trust served by such independent director in a director or trustee capacity.

8.1          For purposes of this exception the term “independent director” means

a)             any director of AIM Trimark’s corporate funds or members of the AIM Trimark Fund Advisory Board

i)              who is neither an officer nor employee of AMVESCAP or of any AMVESCAP Company, or

ii)             who is not otherwise “connected with” AMVESCAP or any AMVESCAP Company within the meaning of the London Stock Exchange Yellow Book; and

b)            any director of AIM Trimark who

i)              is neither an officer nor employee of AMVESCAP or of any AMVESCAP Company,

ii)             is not otherwise “connected with” AMVESCAP or any AMVESCAP Company within the meaning of the London Stock Exchange Yellow Book,

iii)            is not an interested person of a US Fund under Section 2(a)(19) of the Investment Company Act (1940) and would otherwise be required to submit a pre-clearance request or make a report solely by reason of being an AIM director and

iv)           does not regularly obtain information concerning the investment recommendations or decisions made by AIM Trimark on behalf of the US Funds.

8.2          Special Procedures for Independent Directors of US Funds

While an “independent director” of AIM Trimark is not deemed to be an “Employee” and consequently is not subject to most of the procedures specified in this Policy with respect to securities transactions, independent directors of AIM Trimark are subject to all of the following provisions.  For purposes of this Policy, a “US Fund” is an investment fund whose activities are governed by the laws of the United States.

•      An independent director is expected to adhere to the insider trading requirements.

•      An independent director is expected to avoid engaging in any of the following actions:

•      Employ any device, scheme or artifice to defraud a US Fund.

•      Make any untrue statement of a material fact to directors, officers or agents of a US Fund or with respect to the securities or investment operations of a US Fund, or omit to state a material fact necessary in order to make such statements in light of the circumstances under which they were made, not misleading.

•      Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a US Fund.

•      Engage in any manipulative practice with respect to a US Fund.

•      Prior to engaging in a personal securities transaction in a security (other than in a security excluded from pre-clearance), if an independent director knows, or in the ordinary course of fulfilling his or her official duties as an independent director to AIM Trimark, should have known, that during the 15-day period immediately before the date of his or her prospective transaction in the security, (i) a US Fund purchased or sold the security or (ii) a US Fund or its adviser or sub-adviser considered purchasing or selling the security, he or she is required to do the following:  not purchase or sell such security until the day next following the completion by the Fund of its transaction, unless the director has submitted a pre-clearance request and the AIM Trimark Compliance department reasonably determines that, in view of the nature of the security and the market for the security, the director’s transaction is not likely to affect the price paid for or received by the Fund.  Absent such a finding, if such a transaction nonetheless is placed, the transaction is considered prohibited and any profits related thereto must be disgorged (to the Fund or an appropriate charity).

•      If an independent director knows, or in the ordinary course of fulfilling his or her official duties as an independent director to AIM Trimark should have known, that during the 15-day period immediately before or after the date of the director’s transaction in a security (other than those excluded from reporting), (i) a US Fund purchased or sold the security or (ii) a US Fund or its adviser or sub-adviser considered purchasing or selling the security, he or she is required, whether or not he or she has pre-cleared the transaction, to follow the reporting requirements as if he or she were an Employee.

9.             Certification of Compliance

By signing off on the AMVESCAP Code of Conduct and the AIM Trimark Addendum to the Code on an annual basis, Employees are also confirming adherence to this Policy.

10.          Oversight

This Policy shall be overseen and administered by AIM Trimark’s Code of Ethics Committee, while administration of this Policy is the responsibility of the Chief Compliance Officer.

10.1        Code of Ethics Committee

This Policy shall be overseen and administered by AIM Trimark’s Code of Ethics Committee, which has responsibility for the overall scope, application, and enforcement of this Policy. AIM Trimark’s Code of Ethics Committee shall receive the reports and recommendations of the AIM Trimark Compliance department from time to time and periodically update or revise this Policy as may be desirable.

Members of the Code of Ethics Committee include:

•      President and Chief Executive Officer

•      Chief Investment Officer

•      Executive Vice President, Sales

•      General Counsel

•      Senior Vice President, Investment Operations and Analytics

•      Chief Compliance Officer

•      Assistant Vice President, Operations Compliance

•      Such other members as the President and CEO may designate

The Committee meets no less frequently than annually to review the Chief Compliance Officer’s report and the provisions of the AMVESCAP Code of Conduct and this Policy. The Chief Compliance Officer calls other meetings of the Committee when she or he believes that a possible violation of the Code or these Procedures has occurred or that the Committee should meet for other purposes, such as to consider changes to the AIM Trimark Addendum to the AMVESCAP Code of Conduct or to this Policy. A majority of the members of the Committee will constitute a quorum, provided that the President and Chief Executive Officer are present in order to have a quorum. A majority of the members present at a meeting constitutes the vote required for any action taken by the Committee. Special meetings of the Committee may be called by any member of the Committee to discuss matters that are deemed to warrant immediate attention.

10.2        AIM Trimark Compliance Department

The AIM Trimark Compliance department administers all aspects of the Policy including informing new Employees of the requirements, reviewing pre-approval requests, monitoring personal trading activity, monitoring client account activity in the same security of an approved trade for the following seven (7) calendar days to determine whether the appearance of a conflict is present, following up on reporting requirements, and record keeping.

The Chief Compliance Officer or designate will provide a written report, at least annually to the Committee summarizing:

•      Compliance with the Policy for the period under review.

•      Violations of the Policy for the period under review.

•      Sanctions imposed under the Policy by AIM Trimark during the period under review.

•      Whether AIM Trimark’s external investment advisors have confirmed that they have complied with the basic principles set out in this Policy in providing investment advisory services to the funds during the period under review.

•      Changes in procedures recommended for the Policy.

•      Any other information requested by the Committee.